Exhibit 99.2

Allergan Announces FDA Approves Revised Indication of OZURDEX®

for the Treatment of Diabetic Macular Edema

(IRVINE, Calif., September 29, 2014) – Allergan, Inc., (NYSE: AGN) announced today that the U.S. Food and Drug Administration (FDA) has approved OZURDEX® (dexamethasone intravitreal implant) 0.7 mg, a sustained-release biodegradable steroid implant, for the treatment of diabetic macular edema (DME). OZURDEX® was originally approved in June as a treatment for DME in adult patients who have an artificial lens implant (pseudophakic) or who are scheduled for cataract surgery (phakic). Based on ongoing review of clinical data demonstrating efficacy and safety, the FDA has now approved OZURDEX® for use in the general DME patient population.

“Allergan is committed to developing innovative treatment options that address unmet patient needs, and retinal diseases such as DME are extremely difficult to manage,” said Scott M. Whitcup, M.D., Executive Vice President, Research and Development and Chief Scientific Officer, Allergan. “We are pleased that the updated indication supports the use of OZURDEX® to help improve vision for more patients with DME.”

DME currently impacts more than 560,000 Americans.i It is an eye condition that can occur in people with diabetes (types 1 and 2) and causes fluid to leak into the part of the eye where focusing occurs (macula), causing blurred vision, vision loss and eventual blindness.ii The OZURDEX® implant uses the proprietary and innovative NOVADUR® solid polymer delivery system – a biodegradable implant that releases medicine over an extended period of time – to suppress inflammation, which plays a key role in the development of DME.i

The FDA approval of OZURDEX® is based on the MEAD (Macular Edema: Assessment of Implantable Dexamethasone in Diabetes) study where OZURDEX® has demonstrated long-term efficacy in the treatment of DME without the need for monthly injections.iii MEAD includes two multi-center 3-year sham-controlled, masked, randomized clinical studies assessing the proportion of patients with 15 or more letters improvement in best-corrected visual acuity (BCVA) from baseline. The most common adverse events in the studies included cataracts and elevated intraocular pressure (IOP). An increase in mean IOP was seen with each treatment cycle, and the mean IOP generally returned to baseline between treatment cycles.i

The OZURDEX® implant is also indicated for the treatment of macular edema following branch retinal vein occlusion (BRVO) or central retinal vein occlusion (CRVO) and for the treatment of non-infectious uveitis affecting the posterior segment of the eye.i

About Diabetic Macular Edema

DME is a growing public health problem due to the increasing prevalence of diabetes.iii According to the U.S. Centers for Disease Control and Prevention, as of 2010, 25.8 million people — 8.3 percent of the U.S. population — have diabetes; 1.9 million new cases of diabetes were diagnosed in people aged 20 years or older in 2010.iv A high level of health care utilization is not surprising given the overall health status of this population.v

FDA Approved Uses for OZURDEX® (dexamethasone intravitreal implant) 0.7mg

OZURDEX® (dexamethasone intravitreal implant) is a prescription medicine that is an implant injected into the eye (vitreous) and used:

•	To treat adults with swelling of the macula (macular edema) following branch retinal vein occlusion (BRVO) or central retinal vein occlusion (CRVO)
•	To treat adults with non-infectious inflammation of the uvea (uveitis) affecting the back segment of the eye
•	To treat adults with diabetic macular edema.

IMPORTANT SAFETY INFORMATION

OZURDEX® should not be used if you have any infections or diseases in the eye, or surrounding eye area, including most viral diseases of the cornea and conjunctiva, including active herpes viral infection of the eye, vaccinia, varicella, mycobacterial infections, and fungal diseases.

OZURDEX® should not be used if you have glaucoma.

OZURDEX® should not be used if you have a posterior lens capsule that is torn or ruptured.

You should not use OZURDEX® if you are allergic to any of its ingredients.

Injections into the vitreous in the eye, including those with OZURDEX®, are associated with serious eye infection (endophthalmitis), eye inflammation, increased eye pressure, and retinal detachments. Your eye doctor may monitor you regularly after the injection.

Use of corticosteroids may produce posterior subcapsular cataracts, increased eye pressure, glaucoma, and may increase the establishment of secondary eye infections due to bacteria, fungi, or viruses. Let your doctor know if you have a history of ocular herpes simplex.

The most common side effects reported in patients for retinal vein occlusion and uveitis include: increased eye pressure, conjunctival blood spot, eye pain, eye redness, ocular hypertension, cataract, vitreous detachment, and headache.

The most common side effects reported in patients with diabetic macular edema include: cataract, increased eye pressure, conjunctival blood spot, reduced vision, inflammation of the conjunctiva, specks that float in the field of vision, swelling of the conjunctiva, dry eye, vitreous detachment, vitreous opacities, retinal aneurysm, foreign body sensation, corneal erosion, inflammation of the cornea, anterior chamber inflammation, retinal tear, drooping eyelid, high blood pressure and bronchitis.

After repeated injections with OZURDEX®, a cataract may occur. If this occurs, your vision will decrease and you will need an operation to remove the cataract and restore your vision. You may develop increased eye pressure with OZURDEX® that will need to be managed with eye drops, and rarely, with surgery.

In the days following injection with OZURDEX®, you may be at risk for potential complications including in particular, but not limited to, the development of serious eye infection or increased eye pressure. If your eye becomes red, sensitive to light, painful, or develops a change in vision, you should seek immediate care from your eye doctor. You may experience temporary visual blurring after receiving an injection and should not drive or use machinery until your vision has resolved.

Please click here for full Prescribing Information.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,700 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” including but not limited to the statements by Dr. Whitcup, as well as statements regarding the safety, efficacy, market and product potential, and other statements regarding OZURDEX®. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, general industry and pharmaceutical market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development process; challenges related to new product marketing, such as the unpredictability or market acceptance for new pharmaceutical products and new indications for such products; and governmental laws and regulations affecting domestic and foreign operations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as in Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com.

Allergan Contacts

Bonnie Jacobs, 856-912-9965; 714-246-5134 (media) Jacobs_Bonnie@Allergan.com

Heather Katt, 714-246-6224; 714-697-298 (media) Katt_Heather@Allergan.com

Joann Bradley, 714-246-4766 (investors)

David Nakasone, 714-246-6376 (investors)

©2014 Allergan, Inc. Irvine, CA 92612

®marks owned by Allergan, Inc.

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i Bressler, NM, Varma R, Doan Q, et al. Prevalence of Visual Impairment from Diabetic Macular Edema and Relationship to Eye Care from the 2005 - 2008 National Health and Nutrition Examination Survey (NHANES). Retina Society 45th Annual Scientific Meetings, Washington, DC. October 4-7, 2012.

ii Chen E, Looman M, Laouri M, Gallagher M, Van Nuys K, Lakdawall D, et al. Burden of illness on diabetic macular edema: literature review. Curr Med Res Opin. 2010;26:1587-1597.

iii 2014 OZURDEX® Prescribing Information.

iv National Diabetes Fact Sheet: National Estimates and General Information on Diabetes and Prediabetes in the United States, 2011. Atlanta (GA): Centers for Disease Control and Prevention; 2011.

v Shea AM, Curtis LH, Hammill BG, Kowalski JW, Ravelo A, Lee PP, et al. Resource use and costs associated with diabetic macular edema in elderly persons. Arch Ophthalmol. 2008;126:1748-1754.